Exhibit (l)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our Firm under the caption “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and Statement of Additional Information included in the Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), of Aspiriant Risk-Managed Real Assets Fund (formerly Aspiriant Risk-Managed Real Asset Fund) (File Nos. 333-249821 and 811-23616). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP

Philadelphia, Pennsylvania

August 1, 2022